FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST INC. ENTERS INTERNATIONAL MARKETPLACE;

PURCHASES FIRST SELF STORAGE PROPERTY IN CANADA

TORONTO - November 23, 2010 - Strategic Storage Trust, Inc. (SSTI) - a publicly registered non-traded REIT targeting the self-storage market - recently acquired an approximately 1,060-unit facility in Toronto, Canada.

The property is SSTI's first in Canada, and will be rebranded under the SmartStopSM Self Storage trade name. The property will be operated by Budget Development Partners as SSTI's onsite sub-property managers. Recently, Strategic Storage Holdings, LLC (SSH) - an affiliate of SSTI - entered into a letter of intent to form a joint venture with Budget Development Partners to acquire operational self-storage properties, build new facilities and redevelop existing industrial buildings throughout Canada.

"We believe there are many international opportunities in self storage and this property in Toronto represents our first," said H. Michael Schwartz, SSTI's chairman and CEO. "We continue to look for more opportunities in the Greater Toronto Area as well as the other major markets throughout Canada."

The property is located at 4548 Dufferin Street, approximately 9 miles/14 kilometers north of downtown Toronto in the densely populated North York area of Toronto, serving the communities of Downsview, York University Heights and Bathurst Manor. It is situated at the crossroad of Finch Avenue, which along with Dufferin, is a major commercial route. Nearby York University is the third largest in Canada with more than 50,000 students. The area is a mix of high-rise office and apartment buildings and big box retail and industrial businesses. The Toronto/Downsview Airport is located one mile south of the property.

The property was built in 1965 and was converted into a self storage facility in 2008. The facility contains approximately 110,000 rentable square feet with climate-controlled interior units, office spaces, rentable parking spots, a large heated interior loading bay and a large retail office.

"Entering the Canadian market with a well located, performing facility makes sense to us. Toronto's dynamic market holds tremendous stability and growth potential," said Wayne Johnson, senior vice president of acquisitions for SSTI. "We like the easy access location on Dufferin Street, and the facility design provides year round functionality."

Toronto's population of 2.5 million residents makes it the largest city in Canada and the provincial capital of Ontario. The Toronto Census Metropolitan Area has 5.1 million residents, and the Greater Toronto Area is part is of the densely populated region in Southern Ontario known as the Golden Horseshoe, which is home to over 8.1 million residents, or about a quarter of Canada's population. Toronto plays a key role in Canada's economy as a commercial, distribution, financial and industrial center. The city and its surrounding area make more than half of Canada's manufactured goods with Toronto serving as the country's primary wholesale and distribution point.

Since the launch of SSTI more than 2.5 years ago, its portfolio of wholly-owned properties has expanded to include 41 properties in 15 U.S. States (Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Mississippi, Nevada, New Jersey, Pennsylvania, South Carolina, Tennessee, Texas and Virginia) and Toronto, Canada.

About Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. (SSTI) is the first and only self-storage REIT in the public non-traded REIT marketplace.  SSTI is one of five publicly registered self-storage REITs in the United States and is one of the fastest growing REITs nationwide. The Strategic Storage Trust management team is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. The REIT's storage facilities are branded as SmartStopSM Self Storage throughout the country.  Its portfolio includes approximately 28,750 self-storage units and 3.6 million rentable square feet of storage space. SSTI's sponsor is Strategic Capital Holdings LLC, which manages a growing portfolio of over 6.8 million square feet of commercial properties, including 5.2 million square feet of self-storage facilities, with a combined market value of over $718 million.

For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com

To view our properties and locations or to find a nearby storage facility, visit www.smartstopselfstorage.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

Media Contacts:

Vanessa Showalter

Media Strategist

Anton Communications

949-748-0542

vshowalter@antonpr.com

www.antonpr.com

Genevieve Anton

Principal

Anton Communications

714-544-6503

ganton@antonpr.com

www.antonpr.com